Microsoft Corporation
One Microsoft Way
Redmond, WA 98052-6399




August 2, 1994


Mr. William Gilsing
Egghead Software
22011 S.E. 51st Street
Issaquah, WA 98027

Dear William:

I am sending this letter to confirm our agreement regarding your Semester 1, 1995 rebate goals to be broken down as follows:

Ql (July - September) = $----------
Q2 (October -December) =- $----------

This letter supersedes the letter I sent to you dated July 29.

I'll be watching these numbers on a regular basis, and will advise you when product changes are anticipated to occur as these changes relate to these goals.

Sincerely,


Miriam G. Jackereas

cc:	Neil Farnsworth
	Annie Olszewski